UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

RTI SURGICAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

Dear Fellow RTI Stockholders,

RTI Surgical’s (“RTI” or “the Company”) annual meeting of stockholders takes place in less than one week. We urge you to vote FOR the election of RTI’s highly qualified nominees: Peter F. Gearen; Brian K. Hutchison; Thomas A. McEachin; Jonathon M. Singer; Paul G. Thomas; Nicholas J. Valeriani and Shirley A. Weis. Messrs. Gearen, Hutchison, and McEachin and Ms. Weis are existing directors. We believe these seven highly qualified nominees have the right experience, backgrounds and qualifications to effectively increase long-term value for ALL RTI stockholders.

LEADING INDEPENDENT PROXY ADVISORS RECOMMEND VOTING FOR ALL OF RTI’S HIGHLY QUALIFIED NOMINEES ON THE WHITE PROXY CARD

The leading independent proxy advisory firms Institutional Shareholder Services (“ISS”) and Egan-Jones Proxy Services (“Egan-Jones”) recommend that stockholders vote the WHITE proxy card FOR all seven of RTI’s highly qualified director nominees. The support of ISS and Egan-Jones reinforces our belief that we have the right strategy and the right team to increase sustainable stockholder value.

In its report, ISS stated:

“As the dissident has not made a compelling case that additional change in the board level is warranted, votes FOR all 7 management nominees – Gearen, Hutchison, McEachin, Singer, Thomas, Valeriani, and Weis – are warranted.”

“…the board has significantly refreshed itself since last year, focusing on finding new directors who worked for major organizations in the healthcare sector and who possess expertise in go-to-market strategies shows a different picture. Professionals with such credentials are likely to have a better understanding of opportunities for improvement within RTI’s operations, and thus should be better able to hold management accountable for continuing to improve performance.”

“The new [RTI] directors seem a credible fit for the board’s needs, and the leadership of the board has passed to a director appointed by a large shareholder, and who appears himself to have been a driving force for the board freshening since he came onto the board several years ago.”

“As the board appears to already be addressing the concerns about execution, and has already been recruiting and appointing a substantial number of new directors, including several with experience launching and marketing health care products, there does not appear to be a compelling case that additional change at the board level is necessary at this time.”

Egan-Jones stated in its report:

“We believe that voting FOR the management’s nominees and voting FOR its other proposals is in the best interest of the Company and its shareholders. In arriving at that conclusion, we have considered… The belief that Krensavage has not offered a comprehensive strategic plan compared to what current management is executing [that] would likely be better in terms of risk and shareholder value… The fact that the Board and management have made significant progress transitioning to a majority of sales through a direct model that will support sustainable value creation.”

“We recognize the Company’s efforts in strengthening its corporate governance practices specifically the hiring of new directors who possess the appropriate mix of qualifications and skills that the Company needs to continue its growth transition.”

“We are not convinced that the dissident shareholders’ nominees, would work to the benefit of the shareholders given their level of industry expertise, public company experience and diversity.”

WE BELIEVE THAT RTI IS SUCCESSFULLY EXECUTING ITS STRATEGY TO ACCELERATE GROWTH, EXPAND MARGINS AND INCREASE LONG-TERM VALUE FOR ALL STOCKHOLDERS

We have outlined and are executing a strategy that we believe will enable RTI to become a $500-million-revenue company by growing revenue faster than the market, with gross margins approaching 60% and operating margins approaching 20% of total revenues, and enhance long-term stockholder value.

To achieve our long-term goal, we are transitioning to a majority of sales through a direct model, because we believe direct sales have more growth potential, higher gross margins and greater predictability than commercial sales. Since we launched our direct sales force in 2005, we have grown direct sales faster than the market, with a compound annual growth rate of 29% between 2005 and 2015. Direct sales have grown from approximately 40% of revenues in 2011 to approximately 50% of revenues in 2015, and we expect to grow direct sales to approximately 60% of revenues in the long-term.

We believe that we are successfully executing a number of strategic initiatives to achieve this transition and better position your company for long-term growth in revenues and profitability:

•	Drive growth in our focused products: map3® cellular allogeneic bone graft, nanOss® advanced bone graft substitute and U.S. direct surgical specialties. In the first quarter of 2016, revenue for this portfolio grew 48% year-over-year.

•	Add strategically to direct distribution. We believe that targeted investments in our largest direct business, our direct spine business (44% of our first quarter 2016 direct revenue), drove a 17% year-over-year increase in revenues in this business in the first quarter of 2016.

•	Innovate and launch new products. In 2015 we launched 16 new products or line extensions and so far in 2016, we have introduced three new spine products that we believe are important growth drivers, and signed an exclusive U.S. licensing agreement with Oxford Performance Materials. We are also expecting the first human implantation of our long-term bovine project in mid-2016, a product that could revolutionize treatment for ligament reconstruction.

•	Increase our international footprint. We have expanded our distribution to nearly 50 countries worldwide, and year-over-year we increased our international direct sales 18% in the first quarter of 2016.

In addition, we have successfully executed mergers and acquisitions that we believe have transformed our business, accelerated the execution of our strategy, and positioned us for long-term growth. The successful acquisition and integration of Tutogen Medical in 2008 and Pioneer Surgical Technology in 2013 has enabled the shift to a larger direct sales model, broadened our portfolio, added faster-growing products, added new tissue applications to maximize the gift of donation, expanded tissue bank and organ procurement organization relationships, and contributed to stronger financial performance.

We believe that our 2015 financial results demonstrate that our strategy continues to gain traction: on a year-over year basis, revenues grew 7.4% (9% on a constant currency basis), adjusted EBITDA1 grew 36.4%, and adjusted net income1 per fully diluted common share grew 109%.

RTI HAS CONTINUALLY REFRESHED ITS BOARD WITH A GOAL OF ENSURING STRONG LEADERSHIP THAT CAN ENHANCE THE CREATION OF LONG-TERM STOCKHOLDER VALUE

As our business has transitioned to a direct model and the industry and regulatory landscape has evolved, we have refreshed our board in an attempt to ensure we have the right directors to increase stockholder value. If our slate of nominees is elected at the upcoming meeting of stockholders, seven of nine directors will have served in their positions for three years or less.

As part of this continuous board refreshment, our independent nominating and governance committee conducted a thorough evaluation of more than 20 potential director candidates, including those proposed by dissident stockholder, Krensavage Partners, LP (“Krensavage”). The committee unanimously determined that our proposed nominees are the better candidates to help us execute our strategic plan and enhance value for our stockholders.

[1]	Non-GAAP reconciliation provided at the end of this letter

The RTI slate provides CEO experience at an orthopedic and medical device company, public company CFO and big four accounting firm experience, public company board experience, orthopedic surgeon experience to ensure the customer voice is represented, and provider and payor experience. Election of the Company’s slate will result in a board with eight independent directors out of nine, including two directors associated with the investor with the largest economic stake in the Company (Water Street Healthcare Partners).

PROTECT YOUR INVESTMENT AND VOTE THE WHITE PROXY CARD TODAY

RTI’s board nominees are committed to continuing on the path to enhanced value creation for all stockholders. We urge you to protect your investment and vote the WHITE proxy card FOR the election of RTI’s highly qualified nominees: Peter F. Gearen; Brian K. Hutchison; Thomas A. McEachin; Jonathon M. Singer; Paul G. Thomas; Nicholas J. Valeriani and Shirley A. Weis.

It is critical that you vote the enclosed WHITE proxy card TODAY to protect your investment, and disregard any green proxy cards that you might receive from Krensavage. Stockholders who have previously submitted proxy votes in favor of the dissident’s nominees or withholding votes from the dissident’s nominees can change their votes to favor RTI’s nominees by submitting the WHITE proxy card. Only the latest-dated, validly executed proxy card counts.

If you have questions or need assistance in voting your WHITE proxy, please call:

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

(866) 856-2826 (Toll Free)

Email: RTIX@georgeson.com

Sincerely,

RTI’s board of directors

About RTI Surgical Inc.

RTI Surgical is a leading global surgical implant company providing surgeons with safe biologic, metal and synthetic implants. Committed to delivering a higher standard, RTI’s implants are used in sports medicine, general surgery, spine, orthopedic, trauma and cardiothoracic procedures and are distributed in nearly 50 countries. RTI is headquartered in Alachua, Fla., and has four manufacturing facilities throughout the U.S. and Europe. RTI is accredited in the U.S. by the American Association of Tissue Banks and is a member of AdvaMed. For more information, please visit www.rtix.com.

Important Additional Information

RTI Surgical has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2016 annual meeting of shareholders. Shareholders are strongly advised to read RTI’s 2016 proxy statement and the accompanying WHITE proxy card and other documents filed with the SEC when they become available because they will contain important information. Shareholders can obtain copies of RTI’s 2016 proxy statement, any amendments or supplements to the proxy statement and other relevant solicitation materials filed by RTI with the SEC in connection with its 2016 annual meeting of shareholders free of charge at the SEC’s website at www.sec.gov, on the company’s website at www.rtix.com, or by writing to our Corporate Secretary at our principal office at 11621 Research Circle, Alachua, Florida 32615. RTI, its directors, and its executive officers may be deemed participants in the solicitation of proxies from shareholders in connection with its 2016 annual meeting of shareholders. Information concerning persons who may be considered participants in the solicitation of RTI’s shareholders under the rules of the SEC is set forth in public filings filed by RTI with the SEC and in the definitive proxy statement relating to its 2016 annual meeting of shareholders.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those statements regarding the further strengthening of our board when RTI’s new director candidates are elected, our strategic plans to grow, expand margins and increase long-term value for all RTI stockholders, our financial goals, our progress towards executing our strategy, our expected growth in direct sales and our expected new products. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory actions or approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the SEC. Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

Use of Non-GAAP Financial Measures

This letter includes adjusted EBITDA and adjusted net income per share, non-GAAP financial measures that exclude certain amounts. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. A reconciliation of the non-GAAP financial measures to the corresponding GAAP measure is included in the table below.

Adjusted EBITDA and adjusted net income per share should not be considered in isolation, or as a replacement for GAAP measures. The Company believes that presenting adjusted EBITDA and adjusted net income per share in addition to the related GAAP measures provide investors greater transparency to the information used by management in its financial decision-making. The Company further believes that providing this information better enables the Company’s investors to understand the Company’s overall core performance and to evaluate the methodology used by management to assess and measure such performance.

The following is an explanation of the adjustments that management excluded as part of adjusted measures for the twelve month period ended December 31, 2015 and 2014 as well as the reason for excluding the individual items:

(1) 2015 Asset abandonments – This adjustment represents an abandonment of certain long-term assets at our German facility. Management removes the amount of these costs from our operating results to supplement a comparison to the Company’s past operating performance.

(2) 2015 and 2014 Litigation and settlement charges – This adjustment represent charges relating to settlements of domestic and international distributor disputes. Management removes the amount of these costs from our operating results to supplement a comparison to the Company’s past operating performance.

(3) 2015 and 2014 Severance charges – This adjustment represents charges relating to the termination of former employees. Management removes the amount of these costs from our operating results to supplement a comparison to the Company’s past operating performance.

(4) 2014 Inventory purchase accounting adjustment – This adjustment represents the purchase price effects on the sale of inventory acquired in the Pioneer Surgical Technologies, Inc. acquisition in 2013, which have been included in costs of processing and distribution. Management removes the amount of these costs from our operating results to supplement a comparison to the Company’s past operating performance.

RTI SURGICAL, INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) Applicable to Commons Shares to Adjusted EBITDA

(Unaudited, in thousands)

	Twelve Months Ended December 31,
	2015	2014
Net income (loss)	$11,610	$(417)
Interest expense, net	1,489	1,348
Provision for income taxes	8,299	1,493
Depreciation	12,240	11,010
Amortization of intangible assets	4,282	4,385

EBITDA	37,920	17,819
Reconciling items impacting EBITDA
Preferred dividend	3,305	3,113
Non-cash stock based compensation	2,548	2,247
Foreign exchange (gain) loss	(78)	88
Other reconciling items(1)
Asset abandonments	814	—
Litigation and settlement charges	804	185
Severance charges	995	4,798
Inventory purchase accounting adjustment	—	5,708

Adjusted EBITDA	$46,308	$33,958

Adjusted EBITDA as a percent of revenues	16%	13%

(1)	See explanations in Use of Non-GAAP Financial Measures below.

RTI SURGICAL, INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) Applicable to Common Shares and Net Income (Loss) Per Diluted Share to

Adjusted Net Income Applicable to Common Shares and Adjusted Net Income Per Diluted Share

(Unaudited, in thousands except per share data)

	Twelve Months Ended
	December 31, 2015		December 31, 2014
	Net Income Applicable to Common Shares	Amount per Diluted Share	Net Loss Applicable to Common Shares	Amount per Diluted Share
As reported	$11,610	$0.20	$(417)	$(0.01)
Asset abandonments, net of tax effect (1)	584	0.01	—	—
Litigation and settlement charges, net of tax effect (2)	543	0.01	133	0.00
Severance charges, net of tax effect (3)	615	0.01	3,007	0.05
Inventory purchase accounting adjustment, net of tax effect (4)	—	—	3,467	0.06

Adjusted net income	$13,352	$0.23	$6,190	$0.11

Note: Amounts may not foot due to rounding.

Footnotes:	2015	2014

(1) Asset abandonments, net of tax effect, as follows:
Asset abandonments	$814
Tax effect on asset abandonments	(230)

Asset abandonments, net of tax effect	$584

(2) Litigation and settlement charges, net of tax effect, as follows:
Litigation and settlement charges	$804	$185
Tax effect on litigation and settlement charges	(261)	(52)

Litigation and settlement charges, net of tax effect	$543	$133

(3) Severance charges, net of tax effect, as follows:
Severance charges	$995	$4,798
Tax effect on severance charges	(380)	(1,791)

Severance charges, net of tax effect	$615	$3,007

(4) Inventory purchase accounting adjustment, net of tax effect, as follows:
Inventory purchase accounting adjustment		$5,708
Tax effect on inventory purchase accounting adjustment		(2,241)

Inventory purchase accounting adjustment, net of tax effect		$3,467